Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-270150 and 333-256585) pertaining to the Amended 2016 Equity Incentive Plan, 2021 Equity Incentive Award Plan and 2021 Employee Stock Purchase Plan of FIGS, Inc., of our reports dated February 28, 2024, with respect to the financial statements of FIGS, Inc., and the effectiveness of internal control over financial reporting of FIGS, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
February 28, 2024